CONOLOG INTRODUCES ITS PDRG GREEN ENERGY PLATFORM AND

REPORTS RESULTS FOR FISCAL YEAR ENDED JULY 31, 2007

Somerville, NJ – October 29, 2007: Conolog Corporation (NASDAQ: CNLG) an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today the introduction of its PDRG systems platform to provide protection for green power generation and its financial results for the fiscal year ended July 31, 2007.

Chairman of Conolog Robert Benou stated “The platforms we design are tailored to the environment they protect and could be energized by the source to maximize efficiencies. During the year we developed and extended our product lines, strengthened our relationships with our utility customers and expanded our marketing and gaining new contracts.”

Product revenue for the fiscal year ended July 31, 2007 totaled $517,705 a decrease of 5% compared to that reported for July 31, 2006 as a result of delays in sub-assembly deliveries. Product cost for the fiscal year ended July 31, 2007 amounted to $378,563 or 73.1% of product revenues compared to $282,932 or 51.6% of product revenue for the fiscal year ended July 31, 2006. The Company attributes this increase to the product mix, the introduction of the CM-100 and new PDR-2000 system. The Company expects this increase to be offset by continued outsourcing of assemblies under ISO-9000 standards.

Benou added “We are pleased with the response to our new products and the rate of orders received in the current fiscal year. New contract awards include an exclusive three year order for PDR-2000 systems with audio modules and over $1 million order from a Northwestern utility for PDR-2000 with accessories.”

For fiscal year ended July 31, 2007 the Company, in compliance with its inventory management policy, expensed $1,256,155 relating to obsolete inventory parts compared to $245,326 expensed during the fiscal year July 31, 2006.

Total Operating expenses for fiscal July 31, 2007 were $3,555,760, an increase of 0.04% from $3,402,284 reported for fiscal July 31, 2006 attribute to increased costs associated with new financing.

Other expenses for the fiscal year ended July 31, 2007 included a non-cash expense related to the induced conversion benefit of $2,705,457; a non-cash interest related to conversion of debt for $601,943 and the amortization of fees related to the conversion of debt for $573,880.

As a result of the foregoing, the Company reported a net loss applicable to common shares of $8,121,067 or $3.11 per share for fiscal 2007, compared to a net loss applicable to common shares of $3,330,089 or $2.69 per share for fiscal 2006*

*The net loss applicable to common shares for fiscal 2006 has been restated to reflect the one-for-six reverse split of the Company’s common stock, approved by the shareholders on August 2, 2006. Total shares outstanding were 3,875,542 and 1,246,261 (as restated) for the years ended July 31, 2007 and 2006, respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company’s revenue for the year ending July 31, 2008 will be more than its revenue for the year ended July 31, 2007. There can also be no assurance that the Company will find suitable growth opportunities.